Exhibit 23.1

We hereby consent to the incorporation by reference in the consolidated financial statements of PB Properties & Investments, Inc. and its subsidiary, Hope Loan Modification, LLC. (collectively the “Company”) for the year ended December 31, 2009 and for the period ended December 31, 2008 of our reports dated May 10, 2010 included in its Registration Statement on Form S-1 dated June 2, 2010 relating to the consolidated financial statements and consolidated financial statement schedules for the year ended December 31, 2009 and for the period ended December 31, 2008 listed in the accompanying index.

/s/ Sam Kan & Company
Firm’s Manual Signature

Alameda, CA
City, State

6/2/2010
Date